EXHIBIT 107

EXPLANATORY NOTE

This filing is being made pursuant to Rule 424(b)(5) and Rule 424(b)(8) under the Securities Act of 1933, as amended, solely to add the Calculation of Filing Fee table with respect to the Prospectus Supplement dated February 10, 2021 filed by Cassava Sciences, Inc. with the Securities and Exchange Commission relating to its 4,081,633 shares of common stock at a price of $49.00. The “Calculation of Registration Fee” table was inadvertently omitted from such prospectus supplement and is included herein. This filing does not amend, modify, or alter such prior filing in any other respect. No changes have been made to the prospectus supplement or the accompanying base prospectus.

Calculation of Filing Fee Table

424(b)(5) and 424(b)(8)

(Form Type)

CASSAVA SCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(o) and 457(r) (1)	$200,000,017.00	100%	$200,000,017.00	0.0000927	$18,540.00
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$200,000,017.00		$18,540.00
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$18,540.00

(1)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee for the Registration Statement on Form S-3ASR (File No. 333-252931) filed by the registrant with the Securities and Exchange Commission on February 10, 2021.